UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-A/A

AMENDMENT NO. 11

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WILHELMINA INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-2781950
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

200 Crescent Court, Suite 1400, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Junior Participating Preferred Stock, Par Value $0.01 Per Share, Distributed Pursuant to Rights Agreement, Dated July 10, 2006
(Title of Class)

(Title of Class)

Wilhelmina International, Inc., a Delaware corporation (the “Company”), hereby amends the following items, exhibits and portions of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (“SEC”) on July 10, 2006 (the “Form 8-A”) as set forth below.

Item 1.	Description of Registrant’s Securities To Be Registered.

Item 1 of the Form 8-A is hereby amended to add the following:

On October 18, 2010, in connection with the execution of that certain Global Settlement Agreement, dated October 18, 2010, by and among the Company, Newcastle Partners, L.P., Dieter Esch (“Esch”), Lorex Investments AG (“Lorex”), Brad Krassner (“Krassner”) and Krassner Family Investments Limited Partnership (“Krassner L.P.” and together with Esch, Lorex and Krassner, the “Control Sellers”), the Company entered into an Eleventh Amendment (the “Eleventh Amendment”) to that certain Rights Agreement dated as of July 10, 2006, as amended, by and between the Company and The Bank of New York Mellon Trust Company, as rights agent (“Rights Agreement”).  The Eleventh Amendment, among other things, amends the Rights Agreement to provide that a Distribution Date (as defined in the Rights Agreement) shall not occur with respect to the Share Acquisition Date (as defined in the Rights Agreement) that occurred on February 2, 2010 as a result of the Company’s public announcement on such date that the Control Sellers were Acquiring Persons under the Rights Agreement (the “Esch-Krassner Acquiring Event”).  The Eleventh Amendment also provides that following the date of the Eleventh Amendment, the rights under the Rights Agreement shall not be affected by (i) those certain prior coordination activities among the Control Sellers which preceded the Company’s declaration of the Esch-Krassner Acquiring Event and which did not involve any acquisition of record or beneficial ownership of the Company’s securities other than any deemed acquisition of beneficial ownership by one Control Seller of Company securities owned of record by another Control Seller (including, without limitation, the specific activities described in the Schedules 13D (a) filed by Lorex, Esch and Peter Marty on November 20, 2009 and March 17, 2010 and (b) filed by Krassner L.P., Krassner and Krassner Investments, Inc. on November 20, 2009 and March 16, 2010) and (ii) similar past or future coordination activities between or among any Control Sellers which do not involve any acquisition of record or beneficial ownership of the Company’s securities other than any deemed acquisition of beneficial ownership by one Control Seller of Company securities owned of record by another Control Seller, whether or not reported on any Schedule 13D, including but not limited to (a) holding or expressing similar opinions regarding any matter affecting the Company or (b) coordinating activities as directors or stockholders of the Company (the foregoing clauses (i) and (ii), the “Wilhelmina Control Seller Coordination Activities”).

Specifically, the Eleventh Amendment (i) amends the definition of Acquiring Person (as defined in the Rights Agreement) to provide that, effective as of the date of the Eleventh Amendment, the Control Sellers (each as defined in the Rights Agreement) shall not be deemed to be Acquiring Persons solely by virtue of any Wilhelmina Control Seller Coordination Activities, (ii) provides that, effective as of the date of the Eleventh Amendment, a Distribution Date (as defined in the Rights Agreement) shall not be deemed to have occurred solely by virtue of any Wilhelmina Control Seller Coordination Activities, (iii) provides that, effective as of the date of the Eleventh Amendment, Wilhelmina Control Seller Coordination Activities shall not be deemed to be events that cause the Rights (as defined in the Rights Agreement) to become exercisable and (iv) amends the definition of Triggering Event (as defined in the Rights Agreement) to provide that no Triggering Event shall result solely by virtue of any Wilhelmina Control Seller Coordination Activities.

The foregoing description of the Eleventh Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Eleventh Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 20, 2010 and is incorporated herein by reference.

Item 2.	Exhibits.

Item 2 of the Form 8-A is hereby amended to add the following:

Exhibit No.	Description

4.13
Eleventh Amendment to Rights Agreement dated October 18, 2010 by and between Wilhelmina International, Inc. and The Bank of New York Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on October 20, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 20, 2010	WILHELMINA INTERNATIONAL, INC.

	By:	/s/ John P. Murray
		Name:	John P. Murray
		Title:	Chief Financial Officer